Exhibit 10.2
May 16, 2005
Mr. John Vuko
Chief Financial Officer
Genitope Corporation
525 Penobscot Drive
Redwood City, CA 94063

RE:	CONSTRUCTION AGREEMENT RELATED TO LEASE AGREEMENT DATED MAY 16, 2005 FOR BUILDING 5, BY AND BETWEEN THE JOHN ARRILLAGA SURVIVOR’S TRUST AND THE RICHARD T. PEERY SEPARATE PROPERTY TRUST, AS LANDLORD, AND GENITOPE CORPORATION, A DELAWARE CORPORATION, AS TENANT, FOR ALL OF THAT CERTAIN 109,786+ SQUARE FOOT BUILDING LOCATED AT 6900 DUMBARTON CIRCLE, FREMONT, CALIFORNIA.
Gentlemen:
     This construction agreement (“Agreement”) will confirm our agreement relative to the shell of the building and interior improvements related thereto to be constructed by Landlord on the property leased under the lease referenced above, hereinafter referred to as the “Lease”, and shall be considered a part of the Lease.
     1. DEFINITIONS: As used in this Agreement, the following terms shall have the following meanings, and terms which are not defined below, but which are defined in the Lease which are used in this Agreement, shall have the meanings ascribed to them by the Lease:
          A. Shell Improvements: The term “Shell Improvements” shall mean the following which have been constructed by Landlord: (i) the shell of a two story industrial building containing approximately 109,786± square feet (not including (a) any atriums, covered entrances or egresses and covered Building loading areas which would bring the total Building size to 111,465 ± square feet, and (b) any potential bridge between this Building 5 and adjacent Building 6 (the “Building Connector”)), consisting of foundation, first and second story floor slab, building exterior precast concrete panels, building exterior window wall system (including standard ten foot high exterior doors and standard exterior door hardware), load bearing walls, roof system for standard loading, roof membrane, roof screen; (ii) sitework improvements consisting of offsite sanitary sewer piping from street main to property line, offsite domestic water and fire service from street mains to property line, full “shell” fire-sprinkler systems; functional interior stairs per plan (concrete-filled metal stair tread pans in unfinished gypsum-board enclosures with no hand rails or finishes); 2-elevator core with one elevator installed and functional (State inspected and signed off); (iii) primary electrical power to pad-mounted transformers adjacent to Building, electrical power to panels within electrical room of Building sufficient to support elevator, emergency interior lighting, utility power and lighting in electrical and elevator equipment rooms; exterior parking lot standards & lighting; interior roof insulation; Building security system; telephone utility conduits from telephone utility vault at the street to electrical room in the Building; gas line stubbed from street to proposed gas meter pad location outside Building proximate to transformer; domestic water stubbed into interior of building; sanitary sewer gut line installed under slab from end stair well to end stair well connected to the exterior service of the Building; storm offsite and onsite storm sewer (for exterior water drainage system), paving and parking areas, striping, sidewalks, parking curbs, gutters, irrigation system and landscaping. The plans for the Shell Improvements are known hereafter as the “Shell Plans”. Notwithstanding anything to the contrary herein, (i) all Shell Improvements provided by Landlord are Landlord’s standard items, and (ii) Landlord shall not be responsible or liable to construct any other improvements, of any type whatsoever, to the shell or to the exterior or interior of said Building and/or Premises.
          B. Interior Improvements: The term “Interior Improvements” shall mean all improvements to be constructed by Tenant and paid for by Tenant as hereinafter set forth, and not included in the Shell Improvements set forth in Paragraph 1B above e.g., by way of example the Interior Improvements shall include and not be limited to, interior and exterior fire protection system to the extent not already existing at or in the shell as of the date of this Agreement; interior domestic water piping and electrical system; heating and air-conditioning system complete including associated roof screen(s), building interior sanitary system, interior water and gas piping systems, processing piping (if any), standard stair handrails, standard ten foot high suspended ceilings, standard ten foot high interior doors with standard door hardware in office areas and areas leading into the general laboratories and ceiling systems and heights, door heights and hardware in laboratories and manufacturing areas specific to and appropriate for their function and typical of a biotech laboratory/manufacturing environment, interior walls and movable or non-movable floor to ceiling partitioning, toilet cores and restrooms, painting, interior carpeting, vinyl floor covering, loading docks (if any), additional utility pads (including all construction elements of subject utility pads, including but not limited to enclosures), all permit and plan fees of any type whatsoever related to the Interior Improvements and Builder’s Risk insurance premiums as related to the Interior Improvements. Notwithstanding the foregoing, the term “Interior Improvement Costs” shall not include real property taxes and assessments accruing prior to the Commencement Date. Such costs are covered in Paragraph 8 (“Tax Increases During Construction Period”) below.
          C. Improvements: The term “Improvements” shall mean the Shell Improvements and the Interior Improvements.
          D. Performance Schedule: The term “Performance Schedule” shall mean the estimated times for commencement and performance of construction obligations contained in Paragraph 2 of this Agreement.
          E. Architect: The term “Architect” shall mean Dowler-Gruman Architects or such other licensed architect selected by Tenant and reasonably approved by Landlord with respect to the Interior Improvements.
          F. Prime Contractor(s): The term “Prime Contractor” shall mean XL Construction, Rudolph & Sletten, DPR or Dome Construction or such other licensed general contractor selected by Tenant and reasonably approved by Landlord with respect to the Interior Improvements.
          G. Substantial Completion: The term “Substantial Completion” (and “Substantially Completed”) shall mean the date when all of the following have occurred with respect to the Interior Improvements in question: (i) the construction of the Interior Improvements in question have been substantially completed in accordance with the approved plans therefore except for “punch list” items which, for purposes of this Construction Agreement, shall mean minor details of the Construction which are incomplete or defective; and (ii) Tenant has executed a certificate or statement representing that such Interior Improvements have been substantially completed in accordance with the plans and specifications therefore except for punch lists items; and (iii) the Building Department of the City of Fremont has completed its final inspection of such Interior Improvements and has “signed off” the building inspection card approving such work as complete except for punch list items.
          H. Lease Commencement Date: The term “Lease Commencement Date” shall mean May 16, 2005. The requirement of Tenant to pay Basic Rent commences six (6) months from the Lease Commencement Date (May 16, 2005).
     2. Performance Schedule: Tenant desire to cause the Interior Improvements to be Substantially Completed by May 15, 2008 or three (3) years following the Lease Commencement Date. Set forth in this Paragraph is a schedule of certain dates relating to Tenant’s and Landlord’s obligations regarding the approval of plans and the construction of the Interior Improvements (the “Performance Schedule”) that must be adhered to in order to achieve Substantial Completion of all Interior Improvements by three (3) years following the Lease Commencement Date. Tenant and Landlord shall be obligated to use commercially reasonable efforts to perform their respective obligations within the time periods set forth in the Performance Schedule and elsewhere in this Agreement. The parties acknowledge that the Performance Schedule is only an estimate of the time needed to complete certain stages of the construction process, and the failure to accomplish any step in the process set forth in the Performance Schedule within the applicable time period shall not constitute a default unless such failure constitutes a breach of the obligation to use reasonable efforts to perform its obligations within the time periods set forth in the Performance Schedule and elsewhere in this Agreement and appropriate notice has been given and any applicable cure period has expired. The Performance Schedule is as follows:

RESPONSIBLE
ACTION ITEMS		DUE DATE	PARTY
A.	Delivery of Shell Plans to Tenant	Tenant acknowledges that said Shell Plans were provided to Tenant prior to the execution of this Agreement.	Landlord

B.	Delivery to Landlord of Preliminary Interior Improvement Plans	As soon as reasonably possible following the Lease Commencement Date	Tenant

C.	Approval of Preliminary Interior Improvement Plans by Landlord	Within 10 days after Landlord receives Preliminary Interior Improvement Plans	Landlord

D.	Delivery of Final Interior Improvement Plans to Landlord	Within 30 days after Landlord approves Preliminary Interior Improvement Plans	Tenant

E.	Approval by Landlord of Final Interior Plans	Within 10 days after Landlord receives Final Interior Plans	Landlord

F.	Submittal of Final Interior Improvement Plans to City for Plan Check/Permit	Within 30 days after Tenant receives Landlord’s approval of the Final Interior Plans	Tenant

G.	Obtain Building Permit for Interior Improvements	As soon as reasonably possible after submittal of Interior Improvement Plans for Permit	Tenant

H.	Deliver Letter of Credit to Landlord as required by Paragraph 4.C (“Letter of Credit Requirement”) below	10 business days prior to commencement of construction of Interior Improvements	Tenant

I.	Commencement of Construction of Interior Improvements	As soon as reasonably possible after receipt of Building Permits for Interior Improvements	Tenant

J.	Substantial Completion of Interior Improvements	May 15, 2008	Tenant
     3. DEVELOPMENT OF PLANS FOR INTERIOR IMPROVEMENTS: Plans for the Interior Improvements shall be developed in accordance with the following:
          A. Development of Preliminary Interior Plans: On or before the due date specified in the Performance Schedule, Tenant shall cause the Architect to prepare and deliver to Landlord for its review and approval preliminary plans for the Interior Improvements (the “Preliminary Interior Plans”). Within ten (10) days of receipt of the Preliminary Interior Plans, Landlord shall either approve such plans in writing or notify Tenant in writing of its specific objections to the Preliminary Interior Plans. Landlord shall not unreasonably withhold its approval to Preliminary Interior Plans. If the Landlord so objects, Tenant shall revise the Preliminary Interior Plans to address such objections in a manner consistent with the parameters for the Interior Improvements set forth in this Construction Agreement and shall resubmit such revised Preliminary Interior Plans as soon as reasonably practicable to Landlord for its approval. It is agreed that Tenant’s Preliminary Interior Improvement plans shall not affect the exterior appearance of the Building, Shell, or the structural integrity of the Building Shell. Landlord understands that Tenant may want, at its sole cost and expense, to incorporate a connecting link between Buildings 5 and 6; a service and utility yard which are specific to and appropriate for biotech laboratory and/or manufacturing facilities (“Other Tenant Improvements”). Provided such Other Tenant Improvements (i) are approved by the governing authorities, (ii) do not adversely affect the structural integrity or the appearance of the Building Shell (it being agreed by Landlord and Tenant that such connecting link between Buildings 5 and 6, whether by a bridge or a building structure which is designed to be structurally and esthetically compatible with Buildings 5 and 6 shall not be deemed to adversely affect the appearance of the Building Shell and shall not be required by Landlord to be removed at the end of the Term of the Lease), and (iii) comply with the covenant, condition, or restriction affecting the subject property, Landlord shall not unreasonably object to said Other Tenant Improvements (which Tenant shall be one hundred percent (100%) responsible and liable for all cost and expense related thereto, including but not limited to the cost and expense of construction, the related fees and permits, the maintenance, repair and replacement of said Other Tenant Improvements).. When the revised Preliminary Interior Plans are resubmitted to Landlord, Landlord shall either approve such plans in writing or notify Tenant of any further objections in writing within five (5) days after receipt thereof. If Landlord has further objections to the revised Preliminary Interior Plans, Landlord and Tenant shall immediately meet and confer and together shall apply the standards set forth in this Construction Agreement to resolve Landlord’s objections and incorporate such resolution into the Preliminary Interior Plans, which process Landlord and Tenant shall cause to be completed within five (5) days after the conclusion of the five (5) day period referred to in the immediately preceding sentence. In resolving Landlord’s objections, the parties agree to act reasonably so as to promptly finalize the Preliminary Interior Plans.

          B. Development of Final Interior Plans: Once the Preliminary Interior Plans have been approved by Landlord and Tenant, Tenant shall cause Architect to complete and submit to Landlord for its approval final plans for the Interior Improvements by the due date specified in the Performance Schedule which are the logical and reasonable development of the Preliminary Interior Plans. Landlord shall approve in writing the final plans for the Interior Improvements or notify Tenant in writing of its specific objections by the due date specified in the Performance Schedule. The final plans so approved by Landlord and Tenant (including all changes made to resolve Landlord’s objections approved by Landlord and Tenant pursuant to the above) are referred to herein as the “Final Interior Plans” and shall be considered Exhibit “B” to the Lease.
          C. Interior Improvement Permit: As soon as the Final Interior Plans have been approved by Landlord and Tenant, Tenant shall apply for a building permit for the Interior Improvements, and shall diligently prosecute to completion pursuant to the Performance Schedule such approval process.
          D. Commencement of Interior Improvements: By the due date specified in the Performance Schedule, Tenant shall commence construction for the Interior Improvements and shall diligently prosecute such construction to completion, using all reasonable efforts to achieve Substantial Completion of the Interior Improvements by the date specified in the Performance Schedule.
     4. CONSTRUCTION OF IMPROVEMENTS: The Improvements to be constructed as part of the Premises in connection with the Lease shall be paid for by the parties as hereinafter set forth in Paragraph 5 and constructed in the following manner:
          A. Construction of Shell Improvements by Landlord: The Shell Improvements have been constructed by Landlord in accordance with the Shell Plans; it being agreed, however, that if the Shell Improvements, as constructed, do not conform exactly to the plans and specifications as set forth in the Shell, and the general appearance, structural integrity, and Tenant’s use and occupancy of the Premises and the time required to construct the Interior Improvements relating thereto are not unreasonably affected by such deviation, it is agreed that the Commencement Date of the Lease, and Tenant’s obligation to pay Rent thereunder, shall not be affected, and Tenant hereby agrees, in such event, to accept the Shell as constructed by Landlord.
          B. Development and Construction of Interior Improvements by Tenant: Within the time period reflected in the Performance Schedule, Tenant shall commence and diligently cause to be completed all plans and specifications for the Interior Improvements and obtain the required permits. Copies of all permits and approvals shall be delivered to Landlord, at no cost to Landlord. Upon obtaining all such permits and approvals, Tenant thereupon shall cause to be constructed the Interior Improvements in accordance with the plans and specifications approved by Landlord. Tenant shall, upon final approval by Landlord of the Interior Improvement Plans, enter into a contract for the construction of the Interior Improvements with the Prime Contractor, and shall provide Landlord with a copy of said contract. Construction of the Interior Improvements shall be completed three (3) years from the Lease Commencement Date, subject to Acts of God, inclement weather, labor strikes, material shortages and other causes beyond Tenant’s reasonable control (collectively “Force Majeure Conditions”); provided that Tenant shall give Landlord written notice of any Force Majeure Conditions within five (5) business days of first experiencing any Force Majeure Condition. Notwithstanding the foregoing or anything to the contrary in the Lease, Basic Rent and other sums due under the Lease shall nevertheless be due and payable on the dates referenced in the Lease regardless of whether or not Tenant has obtained permits and/or started and/or completed construction of the Interior Improvements. All construction shall be done in accordance with all applicable federal, state and local laws, rules and regulations. In the event Tenant fails to complete construction of the Interior Improvements within thirty-six (36) months, subject to any delay due to Force Majeure Conditions, such failure shall constitute a material default by Tenant hereunder, in which event Landlord may, at its option, terminate the Lease upon written notice to Tenant provided Tenant does not complete said construction within six (6) months from the date of said notice, and Landlord shall reserve all rights and remedies thereunder against Tenant for breach of the Lease. Landlord shall cooperate with Tenant in Tenant’s processing of all necessary permits for construction of the Interior Improvements, however, Landlord shall assume no responsibility nor incur any out of pocket costs in connection with Tenant’s processing activities, and Landlord shall not be required to attend any meetings or hearings with the City of Fremont (the “City”) staff or the City Council.
          C. Letter of Credit Requirement: Prior to commencement of construction of the Interior Improvements, Tenant shall deliver to Landlord an irrevocable unconditional letter of credit issued for a period of forty-two (42) months (the “Letter of Credit”) in the total dollar amount reasonably estimated by Tenant to be necessary to construct the Interior Improvements (less the amount of Landlord’s Interior Improvement Allowance) issued by an institutional lender acceptable to Landlord. In the event Tenant and/or Landlord subsequently and reasonably determines that the amount of said Letter of Credit does not cover the cost of the Interior Improvements, Tenant shall increase the Letter of Credit amount accordingly within ten (10) days of receipt of written notice from Landlord if Landlord is the party who discovers the deficiency or within ten (10) days of Tenant’s discovery of such deficiency. The Letter of Credit shall be unconditionally payable upon demand by Landlord, and Landlord shall be entitled to draw upon the Letter of Credit, without proof, for the purpose of completing construction of the Interior Improvements upon ten (10) days’ notice to Tenant, in the event Tenant fails to pay any sums when due under any construction contract for the Interior Improvements or to complete such construction as and when required hereunder or in the event any liens are filed against the Property. Upon delivery to Landlord of evidence of each interim payment by Tenant of its portion of the cost of the construction of the Interior Improvements from time to time during the course of such construction, Tenant shall be entitled to cause a reduction in the face amount of the Letter of Credit by a sum equal to such evidenced payment. Any amount drawn thereon which is not so applied by Landlord shall be returned to Tenant. Upon written request from Tenant, Landlord agrees to release the Letter of Credit to Tenant after the following have been completed by Tenant: (a) completion of the Interior Improvements; (b) Tenant’s delivery to Landlord of proof of payment for all construction costs (including copies of signed checks, the related invoices and unconditional lien releases from the General Contractor and all subcontractors); (c) Tenant’s delivery to Landlord of a recorded Notice of Completion for the Interior Improvements.
          D. Licensed Contractor Requirement: All construction of Interior Improvements in the Premises shall be done by a licensed general contractor approved by Landlord. The terms of the general contract for construction of the Interior Improvements shall be reasonably agreed upon by and between Tenant and such general contractor following consultation by Tenant with Landlord and/or Landlord’s consultant (if Landlord so desires).
          E. Written Notice: Notwithstanding that Landlord has approved plans as aforesaid, neither Tenant, its agents, employees, contractors, or subcontractors, including without limitation engineers and surveyors, shall enter upon the Premises to commence any work of construction or in preparation of construction of the Interior Improvements except upon prior written notice to Landlord, which notice shall be deemed given on the Execution Date.
          F. Construction of Interior Improvements by Tenant: Pursuant to the Performance Schedule in Paragraph 2 above, Tenant shall construct Interior Improvements within the Premises in accordance with plans and specifications to be approved by Landlord. Tenant specifically agrees to build out and finish the entire building and Tenant agrees to construct the Interior Improvements in the offices and corridors based on Landlord’s standards as follows: (i) ten foot ceilings with uniform grid; (ii) USG ultrawall panels (floor to ceiling) for all non-load bearing walls; and (iii) ten foot by three foot single doors and ten foot by six foot double doors, if any, and the doors leading to general lab areas shall also be Landlord’s standard doors. All other finishes shall be subject to Landlord’s reasonable approval. Landlord and Tenant agree, upon the completion of the Interior Improvements, that the “as built” construction plans for the Interior Improvements shall become Exhibit B to the Lease, and become the interior configuration for Tenant’s surrender responsibilities as described in Lease Paragraph 5, “Acceptance and Surrender of Premises” and Tenant shall not be obligated or allowed to remove any Interior Improvements shown on the “as built” construction plans added to the Lease as Exhibit B upon completion of the Interior Improvements, unless such removal is requested by Tenant and approved in writing by Landlord. Tenant hereby warrants to Landlord that all materials shall be new or from Tenant’s currently existing inventory of new materials, and all workmanship used by Tenant in the construction of said Interior Improvements shall be of a quality which is, and shall conform to the standards which are, consistent and compatible with the quality and specifications of Building 6. Upon completion of construction of the Interior Improvements, Tenant shall, at Tenant’s sole cost, deliver (i) three (3) copies of as-built plans on reproducible mylars drawn to a minimum of 1/8” scale and (ii) a complete set of as-built plans on CAD saved on one or more compact disks prepared by a licensed engineer or architect of the Interior Improvements and Tenant shall file or cause to be filed a Notice of Completion in accordance with all applicable laws, a copy of which shall be delivered to Landlord within five days of said filing. Such as-built plans shall certify that all Interior Improvements have been constructed substantially in accordance with such plans.
Landlord’s approval of such Interior Improvements shall not be construed as approval of any construction detail with respect to conformance to any applicable City or governmental ordinance or code, and by approving such Interior Improvements, Landlord assumes no liability or responsibility therefor, or for any defect in any Interior Improvements constructed by Tenant.
Tenant shall be liable and shall fully and completely indemnify and hold Landlord harmless from any cost, expense, claim, damage, obligation or liability of any kind or nature whatsoever (including Landlord’s attorneys’ fees) which occurs as a result of, in connection with, or in any way relating to said Interior Improvements within the Leased Premises as set forth herein, including, but not limited to faulty workmanship and loss, damage, injury or death related to the construction of the Interior Improvements, during the course of construction and continuing during the Term of the Lease. In the event of any claim assessed which is covered by the foregoing indemnity, Tenant shall defend Landlord with legal counsel reasonably acceptable to Landlord. Tenant shall, at Tenant’s sole cost and expense, obtain all necessary permits required to construct and complete said Interior Improvements, and shall comply with all applicable City or Governmental codes and ordinances in relation to said Interior Improvements.
It is agreed that in the event Tenant does not complete the construction of the approved Interior Improvements as required herein, said Lease is terminated early as a result thereof, Tenant shall, at its sole cost and expense, upon receipt of written notice by Landlord, immediately remove any and/or all Interior Improvements (as requested to be removed by Landlord) made by Tenant and return the Premises to the condition that existed prior to the installation and/or construction of said Interior Improvements made by Tenant. In the event Tenant does not immediately and timely comply with said request for removal and restoration, it is hereby agreed that Landlord may have any and/or all of said Interior Improvements removed and the Premises restored to its Shell condition at the sole cost and expense of Tenant and with no liability to Landlord.
Tenant hereby assigns to Landlord, effective upon the later of (i) the Lease Commencement Date, or (ii) the date said plans are approved, all of its interest in and to the plans and specifications prepared for the Interior Improvements, all studies, data and drawings with respect thereto (excluding any confidential programming) prepared by or for Tenant, and the contracts and agreements relating to such plans and specifications or studies, data and drawings, or to the construction of the Interior Improvements, including but not limited to the general contract therefor, but Landlord shall not have any obligation under those contracts or agreements unless Landlord expressly agrees to assume such obligation in writing. Following said assignment, Landlord shall not have the right to exercise any rights of Tenant under those contracts and agreements or with respect to such plans, specifications, studies, data and drawings except (a) in the event of an uncured monetary default or material non-monetary default by Tenant or (b) upon the termination of said Lease.
All of the terms of the Lease shall apply to any entry by Tenant pursuant to this Paragraph 4F (including provisions of the Lease regarding indemnification and insurance) with the exceptions related to the payment of monthly Basic Rent and Additional Rent (except as otherwise noted in said Lease or this Construction Agreement). Any entry or construction work by Tenant and its agents in the Premises pursuant to Paragraphs 4.B and 4.F shall be undertaken at Tenant’s sole risk. Tenant shall indemnify, defend and hold Landlord harmless from any and all loss, damage, liability, expense (including reasonable attorneys fees), claim or demand of whatsoever character direct or consequential, including, but without limiting thereby the generality of the foregoing, injury to or death of persons and damage to or loss of property arising out of the exercise by Tenant of any early entry right granted hereunder. The obligations of Tenant contained in this Paragraph 4.F shall survive the expiration of this Construction Agreement.
          G. Interior Improvements Part of the Premises: All Interior Improvements to the real property shall become and remain a part of the Premises upon installation or construction and shall be the property of Landlord. Tenant shall have only a leasehold interest therein, subject to all of the terms and conditions of the Lease; however, all improvements to the Premises paid for directly by Tenant shall remain the property of Tenant during the Lease Term, for accounting purposes only, and Tenant shall have the right to depreciate the same and claim and collect investment tax credits and all other tax savings with respect to such improvements. None of the Interior Improvements shall be encumbered, transferred, removed or materially altered, except as otherwise provided in the Lease. Provided Tenant is not in default hereunder, Landlord shall within ten (10) business days of receipt of Tenant’s written request to Landlord to provide a waiver agreement for Tenant’s leased and/or financed trade fixtures, equipment and other personal property within the Premises (which request shall include a detailed itemization of said leased and/or financed items to be referenced under said waiver). Landlord shall, after its review and approval of said list, submit Landlord’s standard form waiver agreement (“Waiver Agreement”) to Tenant and the respective third party for their execution. Upon receipt of the fully executed Waiver Agreement, Landlord shall execute and return Landlord’s Waiver Agreement to Tenant as soon as possible thereafter.
          H. Liens and Claims: During the construction of the Interior Improvements and the installation of Tenant’s trade fixtures, Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligation incurred by Tenant. In the event that Tenant shall not, within twenty (20) days following notice of the imposition of any such lien, cause the same to be released of record. Tenant may bond such lien with a bond in accordance with applicable California law to pay off said lien(s). In the event Tenant does not remove said lien as provided herein, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by Landlord in connection therewith, shall be payable to Landlord by Tenant within five (5) business days after demand with interest at the highest interest rate allowable by law or Landlord may at its option, draw or make a demand under the Security Deposit and/or Letter of Credit to pay said Lien and have said Lien removed. Notwithstanding the foregoing, Tenant shall have the right to contest any lien so filed, however, Tenant must have said lien removed by a bond as described above or otherwise removed from the Premises within twenty (20) days as referenced above.
          I. Inspection Following Completion of Interior Improvements: As soon as the Interior Improvements are Substantially Completed (as that term is defined herein), Landlord (or Landlord’s representative) and Tenant shall conduct a joint walk-through of the Premises, and inspect such Interior Improvements, using their best efforts to discover all incomplete or defective construction related thereto. After such inspection has been completed, Landlord or its representative shall prepare, and both parties shall sign, a list of all “punch list” items which the parties agree are to be corrected by Tenant. Tenant shall use reasonable efforts to complete and/or repair such “punch list” items within thirty (30) days after executing such list.
     5. PAYMENT OF CONSTRUCTION COSTS:
          A. Shell Improvements: Landlord has furnished the Shell Improvements existing as of the date of this Agreement at its cost. In the event any additional cost related to the Shell Improvements are necessary as a result of the Tenant’s Interior Improvements, said costs shall be paid one hundred percent (100%) by Tenant.
          B. Landlord’s Interior Improvements Allowance: Landlord agrees to furnish Tenant with an Interior Improvement allowance of One Hundred Twenty and no/100 Dollars ($120.00) per square foot of gross leasable area within the building (e.g., $13,174,320.00 based on the 109,786+ square foot Building and not on the total Building size of 111,465 ± square feet) (hereinafter referred to as the “Interior Improvement Allowance”). In addition to the Interior Improvement Allowance, Landlord agrees to reimburse Tenant for fifty percent (50%) of Tenant’s out of pocket cost, up to a maximum of an aggregate total amount of $50,000 for both Buildings 5 and 6, for any costs incurred by Tenant which are necessary to remediate problems in the slab floor of the Premises caused by moisture and cracking in excess of what would be expected for a building in the Ardenwood area. The excess moisture and excess cracking, if any, shall reasonably be determined by a third party professional by making moisture vapor tests and by taking floor core samples from the first floor of the Premises. The parties hereto understand and agree, that said reimbursement shall not include any cost Tenant may incur for testing or samples or for any cost other than the cost to correct the excessive moisture and excessive cracking of said floor as reflected in the results from the aforementioned tests (which cost to correct excludes normal cement floor cracking and normal moisture vapor for buildings in the Ardenwood area). Said test shall be performed as soon as reasonably possible under Tenant‘s direction and a report shall be delivered to both parties within thirty (30) days of the execution of this Lease. Landlord shall reimburse Tenant for its share as referenced above within thirty (30) days of receipt of proof of payment from Tenant and an unconditional signed lien release. Notwithstanding anything to the contrary herein, Landlord shall not provide an allowance on the Building Connector. The Interior Improvement Allowance shall be considered Landlord’s total monetary contribution with respect to the Interior Improvements, which allowance shall be used for the payment of the direct cost of constructing the approved Interior Improvements. Tenant is obligated to pay directly all costs for permits, license, and fees of any type, builder’s risk insurance, real property taxes (as referenced in Paragraph 8 (“Tax Increases During Construction Period”) and for its furniture, lab equipment, personal property, trade fixtures, and the Building Connector (collectively “Non-Interior Improvement Items”) The parties agree that none of Landlord’s Interior Improvement Allowance shall be used for Non-Interior Improvement Items. Notwithstanding anything to the contrary herein, the Interior Improvement Allowance shall be used only for real property improvements.
          C. Liability for Interior Improvement Costs Above Landlord’s Interior Improvement Allowance: It is further agreed that Tenant shall be responsible for and pay one hundred percent (100%) of the interior improvement costs relating to the Interior Improvements in excess of those that are paid for with the Interior Improvement Allowance (collectively “Interior Improvement Costs”). In addition, Tenant shall be responsible for and pay any additional construction costs and expenses related to modification of the Shell Improvements occasioned by changes or modifications, if any, to the existing shell that are necessary to accommodate the approved Interior Improvements, including, but not limited to the Other Tenant Improvements.
          D. Manner of Reimbursement to Tenant: If the total Interior Improvement Costs exceeds the Interior Improvement Allowance, Tenant shall pay one hundred percent (100%) of each progress payment due to the contractor constructing the Interior Improvements, and submit to Landlord a request for reimbursement which bears the same relationship to the total amount of the progress payment in question as the amount Landlord is obligated to pay for the cost of constructing the Interior Improvements. For purposes of illustration only, if the total Interior Improvement cost (excluding the Non-Interior Improvement Items) of constructing the Interior Improvements is estimated to be $30,000,000.00 then Tenant’s share thereof would be $16,825,680.00 (the excess over Landlord’s total Interior Improvement Allowance of $13,174,320.00 assuming the area of the building is 109,786+ square feet), or 56.09% of the total Interior Improvements Cost. If the first progress payment due the contractor is $100,000.00 then Tenant’s share of such progress payment would be $56,090.00 (or 56.09% of such progress payment), and Tenant would submit a request to Landlord for reimbursement of 43.91% of such progress payment, or $43,910.00. With each request for reimbursement, Tenant shall provide Landlord with a copy of the related invoice(s), copies of the paid check(s) representing payment of said invoice(s) and copies of conditional lien releases signed by the general contractor in charge of the Interior Improvements. Landlord shall pay within fifteen (15) business days of receipt of all the required documents its prorata share of said payment. For each succeeding progress payment, Tenant would likewise be obligated for 56.09% thereof, with the exception that Landlord, at its option, may retain (i) a pro rata share of the final ten percent (10%) of the Interior Improvement contract until 62 days after recordation of a Notice of Completion on the Premises for which Tenant is responsible for having recorded, and (ii) if applicable, the amount of one hundred fifty percent (150%) of the claim secured by any lien which may, notwithstanding the conditional lien releases signed by such general contractor, have been filed against the Premises. If Tenant fails to pay any amount when due, then Landlord may after five (5) days written notice (but without the obligation to do so) draw on the Letter of Credit or the Security Deposit and advance such funds on Tenant’s behalf, and Tenant shall be obligated to restore the Letter of Credit to its original amount and reimburse Landlord for all costs incurred by Landlord in advancing such funds.
          E. Construction Contract for Interior Improvements: The Interior Improvements shall be constructed, in conformance (except as provided above) with the Final Interior Plans approved by Landlord and Tenant and Tenant shall within a reasonable period thereafter enter into a contract with the Prime Contractor to construct said Interior Improvements. A copy of said executed contract shall be provided to Landlord immediately thereafter.
     6. CHANGES, MODIFICATIONS, OR ADDITIONS TO THE PLANS, SPECIFICATIONS AND/OR PREMISES: Once the Final Interior Plans have been finally approved by Landlord and Tenant, then thereafter Tenant shall not have the right to order extra work or change orders (except for de minimis changes which will not materially or substantially impact or affect Tenant’s use of the Premises) with respect to the construction of the Interior Improvements without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All extra work or change orders requested by Tenant shall be made in writing, shall specify the amount of delay or the time saved resulting therefrom, and shall become effective and a part of the approved plans once approved in writing by both parties.
     7. DELIVERY OF DOCUMENTS: Tenant shall, within thirty (30) days after issuance, deliver to Landlord any temporary or permanent certificate of occupancy issued by the City of Fremont with respect to any of the Interior Improvements. Notwithstanding anything to the contrary, Tenant shall diligently pursue obtaining any and all such certificates of occupancy.
     8. TAX INCREASES DURING CONSTRUCTION PERIOD: Notwithstanding anything to the contrary in this agreement, in the event prior to the Commencement Date there is an interim or supplemental reassessment of the Premises based upon the added value of the Interior Improvements, then upon the Lease Commencement Date, Tenant shall pay to Landlord, within thirty (30) days prior to the due date reflected on the related tax statement received from the tax assessor for Alameda County, any interim or supplemental taxes (but no penalties or interest in connection therewith unless Tenant fails to pay said amounts due by the respective dates referenced above) that have been levied against the Premises and are attributable to the added value of the Interior Improvements during the period prior to the Lease Commencement Date and any such supplemental taxes that may be levied against the Premises thereafter.
     9. AUTHORITY TO EXECUTE. The parties executing this Agreement hereby warrant and represent that they are properly authorized to execute this Agreement and that the individuals executing this Agreement are authorized to bind the parties to all of the terms, covenants and conditions of this Agreement.
     10. CHOICE OF LAW/VENUE; SEVERABILITY. This Agreement shall in all respects be governed by and construed in accordance with the laws of the County of Santa Clara in the State of California and each party specifically stipulates to venue in Santa Clara County. If any provisions of this Agreement shall be invalid, unenforceable, or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

(SIGNATURES ON FOLLOWING PAGE)
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year last written below.

LANDLORD:		TENANT:

JOHN ARRILLAGA SURVIVOR’S TRUST		GENITOPE CORPORATION
a Delaware corporation

By	/s/ John Arrillaga	By	/s/ Dan W. Denney, Jr.

	John Arrillaga, Trustee		Dan W. Denney, Jr., Ph.D., CEO

Date:	May 18, 2005	Date:	May 19, 2005

RICHARD T. PEERY SEPARATE		By	/s/ John Vuko

PROPERTY TRUST			John Vuko, Chief Financial Officer

By	/s/ Richard T. Perry	Date:	May 19, 2005

Richard T. Peery, Trustee

Date:	May 18, 2005